Exhibit 99.1

NEWS RELEASE	March 17, 2016

TransCanada to Acquire Columbia Pipeline Group for $25.50 Per Share

•	Combines TransCanada’s Leading North American Energy Infrastructure Network with CPG’s Strategically Located Interstate Pipeline, Midstream and Storage Assets and Significant Project Inventory

•	CPG to Become Important Part of TransCanada’s Natural Gas Pipeline Portfolio with Proven Assets and Transformational Growth Projects Accessing Prolific Marcellus and Utica Shale Regions

•	Columbia Pipeline Partners to Remain a Publicly Traded Partnership

HOUSTON – Columbia Pipeline Group, Inc. (“CPG”) (NYSE: CPGX) today announced that it has entered into a definitive agreement to be acquired by TransCanada Corporation (“TransCanada”) (TSX, NYSE: TRP) for $25.50 per share in cash. Including the assumption of CPG debt, the total enterprise value of the transaction is approximately $13 billion. The agreement, which has been unanimously approved by CPG’s Board of Directors, represents a premium of approximately 32% to the volume weighted average price over the last 30 days.

“This transaction delivers tremendous value to our shareholders and places CPG within a leading energy platform that can maximize the value of our strategic positioning and deep inventory of transformational growth projects,” said CPG Chairman and Chief Executive Officer Robert C. Skaggs, Jr. “The value presented here is a strong endorsement of our team’s outstanding work. I am confident that this newly enhanced business will continue to deliver on our core commitments to customers, employees, stakeholders and stockholders.”

“This transaction is truly transformational for TransCanada,” said Russ Girling, President and CEO of TransCanada. “CPG’s interstate pipeline and midstream assets sit directly on top of the fastest growing areas of the Marcellus and Utica Shale regions. This provides us with a complementary asset base, a substantial growth pipeline network and a broad team that has a solid track record of executing on projects and delivering results.”

Transaction Details

The transaction is expected to close in the second half of 2016, subject to customary closing conditions, including receipt of regulatory approvals. The transaction requires the affirmative vote of holders of a majority of CPG’s outstanding shares.

TransCanada has senior unsecured bridge credit facilities in place for up to US $10.3 billion with a syndicate of lenders.

Following completion of the transaction, TransCanada will own the general partner of Columbia Pipeline Partners LP (NYSE: CPPL) (“CPPL”), all of CPPL’s incentive distribution rights and all of CPPL’s subordinated units, which represent a 46.5% limited partnership interest in CPPL. Upon closing of the transaction, CPPL will remain a publicly traded partnership. Additional detail on the transaction can be found on the TransCanada website at www.transcanada.com.

Goldman, Sachs & Co. and Lazard acted as financial advisors to CPG. Sullivan & Cromwell LLP and Bennett Jones LLP acted as legal counsel to CPG.

Investor Conference Call to be Held Today

TransCanada will hold a brief teleconference and webcast today—Thursday, March 17, 2016—to discuss this transaction. Russ Girling, TransCanada’s President and Chief Executive Officer, and Don Marchand, Executive Vice-President, Corporate Development and Chief Financial Officer will take part in the call at 2:45 p.m. (MST) / 4:45 p.m. (EST).

Analysts, members of the media and other interested parties are invited to listen in by calling (866) 696-5910 or (416) 695-7806 (Toronto area). Please dial in 10 minutes prior to the start of the call. The pass code is 7894855. Russ Girling and Don Marchand will deliver short remarks but there will not be a question and answer session.

A live webcast of the teleconference will be available at www.transcanada.com. A copy of the slides presented during the call will be posted to TransCanada’s website.

A replay of the teleconference will be available two hours after the conclusion of the call until midnight (EST) on March 24, 2016. Please call (800) 408-3053 or (905) 694-9451 (Toronto area) and enter pass code 5742144.

About Columbia Pipeline Group, Inc.

Columbia Pipeline Group, Inc. operates approximately 15,000 miles of strategically located interstate pipeline, gathering and processing assets extending from New York to the Gulf of Mexico, including an extensive footprint in the Marcellus and Utica shale production areas. Columbia Pipeline Group, Inc. also operates one of the nation’s largest underground natural gas storage systems. Columbia Pipeline Group, Inc. is listed on the NYSE under the ticker symbol CPGX. Additional information can be found at www.cpg.com.

About TransCanada

With more than 65 years’ experience, TransCanada is a leader in the responsible development and reliable operation of North American energy infrastructure including natural gas and liquids pipelines, power generation and gas storage facilities. TransCanada operates a network of natural gas pipelines that extends more than 67,000 kilometers (42,000 miles), tapping into virtually all major gas supply basins in North America. TransCanada is one of the continent’s largest providers of gas storage and related services with 368 billion cubic feet of storage capacity. A growing independent power producer, TransCanada owns or has interests in over 13,100 megawatts of power generation in Canada and the United States. TransCanada is developing one of North America’s largest liquids delivery systems. TransCanada’s common shares trade on the Toronto and New York stock exchanges under the symbol TRP. Visit TransCanada.com and our blog to learn more, or connect with us on social media and 3BL Media.

Forward-Looking Statements

Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995 concerning CPG and the proposed merger with TransCanada. Forward-looking statements are statements other than historical facts and that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will” and similar words. All forward-looking statements speak only as of the date of this release. Although CPG believes that the plans, intentions and expectations reflected in or suggested by the forward looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved and such statements are subject to various risks and uncertainties. Therefore, actual outcomes and results could materially differ from what is express, implied or forecasted in such statements and readers are cautioned not to place undue reliance on such statements. CPG’s business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond CPG’s control. These factors include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to termination of the merger agreement with TransCanada; the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks related to disruption of management’s attention from CPG’s ongoing business operations due to the transaction; the impact of the announcement of the proposed merger on relationships with third parties, including commercial counterparties, employees and competitors, and risks associated with the loss and ongoing replacement of key personnel; risks relating to unanticipated costs of integration in connection with the proposed merger, including operating costs, customer loss or business disruption being greater than expected; changes in general economic conditions; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; the demand for natural gas storage and transportation services; our ability to successfully implement our business plan; our ability to complete internal growth projects on time and on budget; the price and availability of debt and equity financing; the availability and price of natural gas to the consumer compared with the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; operating hazards and other risks incidental to transporting, storing and gathering natural gas; natural disasters, weather-related delays, casualty losses, acts of war and terrorism and other matters beyond our control; interest rates; labor relations; large customer defaults; changes in the availability and cost of capital; changes in tax status; the effects of existing and future laws and governmental regulations; and the effects of future litigation, including litigation relating to the proposed merger with TransCanada. We caution that the foregoing list of factors is not exhaustive. Additional information about these and other factors can be found in CPG’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended December 31, 2015 and CPG’s other filings with the SEC, which are available at http://www.sec.gov. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. CPG expressly disclaims any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this release except as required by applicable law.

ADDITIONAL INFORMATION AND WHERE TO FIND IT:

This communication may be deemed to be solicitation material in respect of the proposed acquisition of CPG by TransCanada. In connection with the proposed merger transaction, CPG will file with the SEC and furnish to CPG’s stockholders a proxy statement and other relevant documents. BEFORE MAKING ANY VOTING DECISION, CPG’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors and security holders will be able to obtain, free of charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, the proxy statement and our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 14(d) of the Exchange Act are available free of charge through our website at https://www.cpg.com/ as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

PARTICIPANTS IN SOLICITATION:

CPG and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of CPG common stock in respect of the proposed transaction. Information about the directors and executive officers of CPG can be found in the Information Statement included as an exhibit to CPG’s amended Registration Statement on Form 10, which was filed with the SEC on June 2, 2015. Investors may obtain additional information regarding the interests of such participants in the merger, which may be different than those of CPG’s stockholders generally, by reading the proxy statement and other relevant documents regarding the merger when such documents are filed with the SEC.

FOR ADDITIONAL INFORMATION:

Columbia Pipeline Group:

Bruce Connery	James Yardley
Vice President, Investor Relations	Director, Corporate Communications
(713) 386-3603	(713) 386-3366
blconnery@cpg.com	jyardley@cpg.com

TransCanada:

David Moneta or Stuart Kampel	Mark Cooper or Terry Cunha
(403) 920-7911 or (800) 361-6522	(403) 920-7859 or (800) 608-7859